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ONTARIO MINISTRY OF                                   Ontario Corporation Number
CONSUMER AND BUSINESS SERVICES                        1589236

CERTIFICATE
"This is to certify that these articles are effective on September 26, 2003"

Director
Business Corporations Act


                            ARTICLES OF INCORPORATION


1.   The name of the corporation is: NORTHWESTERN MINERAL VENTURES INC.

2. The address of the registered office is: 200 KING STREET WEST, 2300, TORONTO, ONTARIO, M5H 3W5.

3.   Number (or minimum and maximum number) of directors are: minimum: 1 maximum: 20

4.   The first director is:

     Name                   Address                            Resident Canadian

     Jay Goldman            142 Old Forest Hill Road           Yes
                            Toronto, Ontario, Canada
                            M5N 2N8

5. Restrictions, if any, on business the corporation may carry on or on powers the corporation may exercise:

     NONE

6. The classes and any maximum number of shares that the corporation is authorized to issue:

     UNLIMITED NUMBER OF COMMON SHARES

7. Rights, privileges, restrictions and conditions (if any) attaching to each class of shares and directors authority with respect to any class of shares which may be issued in series:

     N/A

8. The issue, transfer or ownership of shares is/is not restricted and the restrictions (if any) are as follows:

     Reference is made to the by-laws of the Corporation for any restrictions applicable on the transfer of common shares.

9.   Other provisions if any:

     NONE


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10.  The names and addresses of the incorporators are:

     Name                          Address
     Jay Goldman                   142 Old Forest Hill Road, Toronto, Ontario
                                   Canada, M5N 2N8



     These articles are signed in duplicate.



                                            Signatures of the Incorporators



     /s/ Jay Goldman
     -------------------
     Jay Goldman